Exhibit 99.1 Sealed Air Corporation 8215 Forest Point Blvd. Charlotte, NC 28273

For release: April 28, 2016

SEALED AIR REPORTS FIRST QUARTER 2016 RESULTS

•	Sales of $1.6 Billion and Adjusted EBITDA of $243 Million or 15.3% of Net Sales

•	Adjusted EPS of $0.50; Reported EPS of $0.46

•	Reaffirm 2016 outlook for Sales, Adjusted EBITDA, Adjusted EPS and Free Cash Flow

CHARLOTTE, N.C., Thursday, April 28, 2016 – Sealed Air Corporation (NYSE: SEE) today announced financial results for first quarter 2016.  Commenting on these results, Jerome A. Peribere, President and Chief Executive Officer, said, “Our first quarter results were in line with the guidance we provided on February 10, 2016 for sales and Adjusted EBITDA of approximately $1.6 billion and $245 million, respectively.  We delivered first quarter net sales on positive volume and favorable price/mix despite the ongoing economic instability in Latin America.  As we anticipated, Adjusted EBITDA was negatively impacted by currency headwinds, divestitures and product rationalization efforts, and formula pricing in our Food Care division.  Looking ahead, we are on track to achieve our 2016 outlook for net sales, Adjusted EBITDA, Adjusted EPS and Free Cash Flow and expect our results to strengthen throughout the year.  Strong customer acceptance of our new and innovative product portfolios across all divisions, positive trends in the global protein market and rapid growth in e-Commerce, combined with our ongoing commitment to productivity gains, will drive future performance.”

Unless otherwise stated, all results compare first quarter 2016 results to first quarter 2015 results. Year-over-year financial discussions present operating results as reported, and on an organic or constant dollar basis.  Constant dollar refers to unit volume and price/mix performance and excludes the impact of currency translation from all periods referenced. Organic refers to unit volume and price/mix performance and excludes the impact of currency translation and the results from the divestiture of the North American foam trays and absorbent pads business, which was divested on April 1, 2015, and the divestiture of the European food trays business in November 2015 (together “divestitures”), from all periods referenced.  Additionally, non-U.S. GAAP adjusted financial measures, such as Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), Adjusted Net Earnings, Adjusted Diluted Earnings Per Share (“Adjusted EPS”) and Adjusted Tax Rate, exclude the impact of special items, such as restructuring charges, Venezuela remeasurement, cash-settled stock appreciation rights (“SARs”) granted as part of the Diversey acquisition and certain other infrequent or one-time items.  Please refer to the financial statements included with this press release for a reconciliation of Non-U.S. GAAP to U.S. GAAP financial measures.

First Quarter 2016 Highlights

•

Food Care organic sales volumes increased 1.6% on volume growth of 3.7% in North America and 3.5% Europe, Middle East and Africa (EMEA).  Growth in these regions was partially offset by a 6% volume decline in Latin America reflecting economic instability in Venezuela and Brazil.  Sales price/mix was favorable 0.7% due to positive trends in EMEA and Latin America.  Food Care continued to experience strong product adoption and increased market penetration of advanced packaging solutions. Food Care Adjusted EBITDA of $148 million, or 19.3% of net sales, was negatively impacted by higher non-material manufacturing expenses, divestitures of non-core assets, unfavorable currency translation, and formula pricing, which were partially offset by positive volume trends and restructuring savings.  In 2015, Food Care completed divestitures of non-core assets, which resulted in a decrease of $67 million of net sales and $14 million of Adjusted EBITDA in the first quarter 2016.

•

Diversey Care net sales results were driven by favorable price/mix of 1.7% with positive trends across all regions.  Volumes grew by 4% in Asia Pacific and Latin America, offset by weakness in the Middle East related to political unrest, and declines in North America due to lower sales into our distribution channel and the ERP implementation.  The Company expects North America to return to growth for the remainder of the year as sales within its core customer base and to new customers increase primarily in the food service and food retail sectors.  Higher expenses related to targeted investments and unfavorable currency translation more than offset positive price/mix and cost spread and restructuring savings, resulting in Adjusted EBITDA of $36.3 million, or 8.2% of net sales.

•

Product Care sales volumes increased 1.0% in the quarter with more than 6% volume growth in EMEA and essentially flat trends in North America.  These results were attributable to ongoing strength in the e-Commerce and third party logistics markets offset by rationalization efforts and weakness in the manufacturing and electronics sectors. Rationalization efforts in Latin America and North America are completed, while those efforts in EMEA are expected to continue through the second quarter 2016.  While sales were relatively unchanged,

Product Care increased Adjusted EBITDA to $77 million, or 21.0% of net sales.  Margins expanded 90 basis points primarily as a result of positive volume trends partially offset by unfavorable currency translation.

First Quarter 2016 Summary

First quarter 2016 net sales of $1.6 billion decreased 8.9% on an as reported basis and 2.4% on a constant dollar basis, but increased 1.5% on an organic basis.  Currency had a negative impact on net sales of $113 million in the first quarter.  On a regional basis, in constant dollars, Latin America increased 9.2% and Asia Pacific was up 0.8%.  On an organic basis, EMEA increased 3.4% and North America declined 2.0% in the first quarter.

Adjusted EBITDA for the first quarter 2016 was $243 million, or 15.3% of net sales, compared to $284 million, or 16.3% of net sales, in first quarter 2015.  Adjusted EBITDA results in the first quarter 2016 were negatively impacted by currency of $18 million, and divestitures of $14 million.  Organic performance reflected positive volume trends and restructuring savings, which were more than offset by higher non-material manufacturing expenses as well as salary and wage inflation.

First quarter 2016 net earnings on a reported basis were $91.9 million, or $0.46 per diluted share as compared to $97.2 million, or $0.46 per diluted share in the first quarter 2015.  Net earnings in the first quarter 2016 included $6.3 million of special items, primarily consisting of other costs associated with our restructuring programs, as well as a loss on the divestiture of our European food trays business and a loss on the remeasurement of our Venezuelan subsidiaries.  Net earnings in the first quarter 2015 included $17.4 million of special items, primarily consisting of restructuring and other associated costs.  Adjusted EPS was $0.50 for the first quarter 2016.  This compares to Adjusted EPS of $0.54 in the first quarter 2015.

The effective tax rate in the first quarter of 2016 was 18.2%, compared to the effective tax rate of 26.0% in the first quarter of 2015.  The Adjusted Tax Rate was 21.5% in the first quarter 2016, compared to 25.2% in the first quarter 2015.  The reduction in the effective and Adjusted Tax Rates reflected the Company’s ability to repatriate earnings in a tax-efficient manner and a more favorable earnings mix with earnings in jurisdictions with lower tax rates.  The reduction in the effective rate was also attributable to the release of certain reserves due to the expiration of the statute of limitations and settlements with taxing authorities.

For the first time since 2010, the Company announced that the Board of Directors approved an increase in the Company’s quarterly dividend.  The dividend was increased by 23%, from $0.13 per share to $0.16 per share.  The Company also repurchased 0.7 million shares of its common stock for approximately $32 million in the first quarter of 2016.  The average diluted shares outstanding as of March 31, 2016 were 197 million as compared to 212 million shares as of March 31, 2015.

Cash Flow and Net Debt

Cash flow provided by operating activities in the first three months of 2016 was $4 million, which is net of $19 million of restructuring payments.  This compares with cash provided by operating activities of $325 million in the first three months of 2015. In March 2015, the Company received a tax refund of $235 million related to the payment of funds in connection with the Settlement agreement (as defined in our 2015 Annual Report on Form 10-K).  Excluding the tax refund, cash flow provided by operating activities in the first three months of 2015 was $90 million, which is net of $22 million of restructuring and $4 million of SARs payments. The anticipated decline in cash flow in the first three months of 2016 compared to the same period a year ago was primarily due to working capital and lower net earnings.

Free Cash Flow, defined as net cash provided by (used in) operating less capital expenditures, was an outflow of $48 million in the first three months of the year.  This compares to an inflow of $69 million in the first three months of 2015, excluding the Settlement agreement and excess tax benefit.  Capital expenditures increased as planned to $52 million in the first three months of 2016 and compares to $21 million in first three months of 2015.

Compared to December 31, 2015, the Company’s net debt increased $182 million to $4.4 billion as of March 31, 2016.  This increase in borrowings primarily resulted from a use of working capital, higher capital expenditures, and amounts paid for share repurchases and dividends.

Reaffirm Outlook for Full Year 2016

The Company reaffirms its guidance provided on February 10, 2016 for Net Sales, Adjusted EBITDA, Adjusted EPS and Free Cash Flow.  For the full year 2016, the Company is on track to achieve approximately $6.8 billion in Net Sales and $1.17 to $1.19 billion in Adjusted EBITDA.  The outlook for Adjusted EPS is unchanged and is expected to be in the range of $2.52 to $2.60.  The outlook assumes an Adjusted Tax Rate of 24%. Adjusted EPS guidance excludes the impact of special items.  The Company continues to anticipate 2016 Free Cash Flow to be approximately $550 million, including capital expenditures of approximately $275 million and cash restructuring payments of approximately $110 million.

Conference Call Information

Date:	Thursday, April 28, 2016
Time:	10:00am (ET)
Webcast:	www.sealedair.com in the Investor Relations section
Conference Dial In:	(888) 713-4214 (domestic)
(617) 213-4866 (international)
Participant Code:	71904198

Conference Call Replay Information

Dates:	Thursday, April 28, 2016 at 3:00pm (ET) through
Saturday, May 28, 2016 at 2:59pm (ET)
Webcast:	www.sealedair.com in the Investor Relations section
Conference Dial In:	(888) 286-8010 (domestic)
(617) 801-6888 (international)
Participant Code:	28828516

Business

Sealed Air Corporation creates a world that feels, tastes and works better. In 2015, the Company generated revenue of approximately $7.0 billion by helping our customers achieve their sustainability goals in the face of today’s biggest social and environmental challenges. Our portfolio of widely recognized brands, including Cryovac® brand food packaging solutions, Bubble Wrap® brand cushioning and Diversey® cleaning and hygiene solutions, enables a safer and less wasteful food supply chain, protects valuable goods shipped around the world, and improves health through clean environments. Sealed Air has approximately 23,000 employees who serve customers in 169 countries. To learn more, visit www.sealedair.com.

Website Information

We routinely post important information for investors on our website, www.sealedair.com, in the "Investor Relations" section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Non-U.S. GAAP Information

In this press release and supplement, we have included several non-U.S. GAAP financial measures, including Adjusted Net Earnings and EPS, net sales on a “constant dollar” or “organic” basis, Adjusted Gross Profit, Adjusted Operating Profit, Free Cash Flow, Adjusted EBITDA and Adjusted Tax Rate, as our management believes these measures are useful to investors. We present results and guidance, adjusted to exclude the effects of certain specified items (“special items”) and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance.  In addition, non-U.S. GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, providing guidance and comparing our financial performance with our peers and may also be used for purposes of determining incentive compensation. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP. Non-U.S. GAAP financial measures that we present may not be comparable with similarly titled measures used by others. Investors are cautioned against placing undue reliance on these non-U.S. GAAP measures. For a reconciliation of these non-U.S. GAAP measures to U.S. GAAP and other important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Condensed Consolidated Statements of Cash Flows” (under the section entitled “Non-U.S. GAAP Free Cash Flow”), “Reconciliation of U.S. GAAP Condensed Consolidated Statements of Operations to Non-U.S. GAAP Adjusted Condensed Consolidated Statements of Operations and Non-U.S. GAAP Adjusted EBITDA,” “Segment Information,” “Reconciliation of Non-U.S. GAAP Total Company Adjusted EBITDA to U.S. GAAP Net Earnings from Continuing Operations,” “Components of Change in Net Sales by Segment,” and “Components of Changes in Net Sales by Region.”  Information reconciling forward-looking non-U.S. GAAP measures to U.S. GAAP measures is not available without unreasonable effort.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not rely on any of these forward-looking statements. Forward-looking statements can be identified by such words as “anticipates,” “believes,” “plan,” “assumes,” “could,” “should,” “estimates,” “expects,” “intends,” “potential,” “seek,” “predict,” “may,” “will” and similar references to future periods. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, expectations regarding the results of restructuring and other programs, anticipated levels of capital expenditures and expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities and governmental and regulatory investigations and proceedings. The following are important factors that we believe could cause actual results to differ materially from those in our forward-looking statements: the tax benefits associated with the Settlement agreement (as defined in our 2015 Annual Report on Form 10-K), global economic and political conditions, changes in our credit ratings, changes in raw material pricing and availability, changes in energy costs, competitive conditions, success of our restructuring activities, currency translation and devaluation effects, the success of our financial growth, profitability, cash generation and manufacturing strategies and our cost reduction and productivity efforts, the effects of animal and food-related health issues, pandemics, consumer preferences, environmental matters, regulatory actions and legal matters, and the other information referenced in the “Risk Factors” section appearing in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement made by us is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS(1)

(Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,
	2016	2015

Net sales	$1,590.6	$1,746.4
Cost of sales	1,001.3	1,096.8
Gross profit	589.3	649.6
As a % of total net sales	37.0%	37.2%
Selling, general and administrative expenses	396.0	427.8
As a % of total net sales	24.9%	24.5%
Amortization expense of intangible assets acquired	21.4	22.6
Stock appreciation rights expense(2)	0.3	2.9
Restructuring and other charges	—	12.7
Operating profit	171.6	183.6
Interest expense	(54.7)	(58.5)
Foreign currency exchange (loss) gain related to Venezuelan subsidiaries(3)	(1.7)	0.8
Other (expense) income, net	(2.9)	5.4
Earnings before income tax provision	112.3	131.3
Income tax provision	20.4	34.1
Effective income tax rate	18.2%	26.0%
Net income	$91.9	$97.2
Net earnings per common share(4):
Basic :	$0.47	$0.46
Diluted:	0.46	0.46
Dividends per common share	$0.13	$0.13
Weighted average number of common shares outstanding:
Basic	195.2	208.9
Diluted	197.0	211.7

(1)

The supplementary information included in this press release for 2016 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)

The remaining amount of cash-settled stock appreciation rights (“SARs”) were fully vested as of March 31, 2015. However, we will continue to incur expense related to these SARs until the last expiration date of these awards (February 2020). The amount of related future expense will fluctuate based on exercise and forfeiture activity and changes in the assumptions used in the valuation model, including the price of Sealed Air common stock.

(3)

Based on changes to the Venezuelan currency exchange rate mechanisms, in the first quarter of 2015, we changed the exchange rate we used to remeasure our Venezuelan subsidiaries’ financial statements into U.S. dollars.  As a result, as of March 31, 2015, our excess cash position in our Venezuelan subsidiaries was remeasured at the SIMADI rate resulting in a $1 million gain for the three months ended March 31, 2015. As of March 31, 2016, based on further changes in the Venezuelan exchange rate mechanisms whereby the SIMADI rate was eliminated and replaced by the DICOM rate, we used the DICOM rate to remeasure our bolivar denominated monetary assets and liabilities. As a result of this evaluation, the Company reported a remeasurement loss of $2 million as of March 31, 2016.

(4)	Net earnings per common share are calculated under the two-class method. See our Annual Report on Form 10-K for period ended December 31, 2015 for more information on the two-class method.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

CONDENSED CONSOLIDATED BALANCE SHEETS(1)

(Unaudited)

(In millions)

	March 31,	December 31,
	2016	2015(1)
Assets
Current assets:
Cash and cash equivalents	$315.7	$358.4
Trade receivables, net	787.6	758.4
Other receivables	167.1	147.5
Inventories	736.5	660.8
Assets held for sale	3.5	10.3
Other current assets	308.7	280.2
Total current assets	2,319.1	2,215.6
Property and equipment, net	954.4	930.7
Goodwill	2,929.4	2,909.5
Intangible assets, net	783.6	784.3
Other assets, net	552.8	549.9
Total assets	$7,539.3	$7,390.0
Liabilities and stockholders' equity
Current liabilities:
Short-term borrowings	$353.1	$241.9
Current portion of long-term debt	61.6	46.6
Accounts payable	719.7	675.3
Other current liabilities	765.5	843.3
Total current liabilities	1,899.9	1,807.1
Long-term debt, less current portion	4,280.0	4,266.8
Other liabilities	798.3	789.0
Total liabilities	6,978.2	6,862.9
Stockholders' equity	561.1	527.1
Total liabilities and stockholders' equity	$7,539.3	$7,390.0

(1)

During the first quarter of 2016, the Company adopted ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”) and ASU 2015-15, Interest—Imputation of Interest (Subtopic 835-30), Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements (“ASU 2015-15”), which resulted in a decrease in other assets of $36 million and a decrease in long-term debt of $36 million as of December 31, 2015 on the Condensed Consolidated Balance Sheets.

CALCULATION OF NET DEBT (1)

	March 31,	December 31,
	2016	2015(2)

Short-term borrowings	$353.1	$241.9
Current portion of long-term debt	61.6	46.6
Long-term debt, less current portion	4,280.0	4,266.8
Total debt	4,694.7	4,555.3
Less: cash and cash equivalents	(315.7)	(358.4)
Net debt	$4,379.0	$4,196.9

(1)

The supplementary information included in this press release for 2016 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q  with the Securities and Exchange Commission.

(2)

During the first quarter of 2016, the Company adopted ASU 2015-03 & ASU 2015-15 which resulted in a decrease in other assets of $36 million and a decrease in long-term debt of $36 million as of December 31, 2015 on the Condensed Consolidated Balance Sheets.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS(1)

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2016	2015
		Revised(2)
Net income	$91.9	$97.2
Adjustments to reconcile net earnings to net cash provided by operating activities(3)	62.8	100.5
Changes in:
Trade receivables, net	(22.3)	8.5
Inventories	(65.1)	(83.8)
Accounts payable	39.0	75.0
Settlement agreement, and related items (4)	—	235.2
Changes in all other operating assets and liabilities	(102.3)	(107.5)
Cash flow provided by operating activities	4.0	325.1

Capital expenditures for property and equipment	(51.8)	(20.7)
Proceeds, net from sale of businesses	4.2	—
Business acquired in purchase transactions, net of cash and cash equivalents acquired	—	(8.5)
Proceeds from sales of property, equipment and other assets	1.3	25.4
Settlement of foreign currency forward contracts	(22.4)	32.0
Cash flow (used in) provided by investing activities	(68.7)	28.2

Net proceeds from borrowings	106.8	(39.1)
Cash used as collateral on borrowing arrangements	(0.2)	(14.2)
Repurchase of common stock	(32.0)	(69.2)
Excess tax benefit from stock based compensation	6.8	—
Dividends paid on common stock	(26.2)	(27.5)
Acquisition of common stock for tax withholding obligations under our Omnibus stock plan and 2005 Contingent Stock Plan	(22.3)	(6.2)
Cash flow provided (used in) by financing activities	32.9	(156.2)

Effect of foreign currency exchange rates on cash and cash equivalents	(10.9)	2.5

Cash and cash equivalents beginning of period	$358.4	$286.4
Net change in cash and cash equivalents	(42.7)	199.6
Cash and cash equivalents end of period	$315.7	$486.0

Non-U.S. GAAP Free Cash Flow:
Cash flow from operating activities	$4.0	$325.1
Capital expenditures for property and equipment	(51.8)	(20.7)
Free Cash Flow(5)	$(47.8)	$304.4
Settlement agreement and related items (4)	—	(235.2)
Free Cash Flow excluding Settlement agreement and related items	$(47.8)	$69.2

Additional Cash Flow Information:
Interest payments, net of amounts capitalized	$48.9	$58.7
Income tax payments	$29.6	$23.8
SARs payments (less amounts included in restructuring payments)	$0.1	$3.7
Restructuring payments (including associated costs)	$18.7	$22.0

(1)

The supplementary information included in this press release for 2016 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q  with the Securities and Exchange Commission.

(2)

For the three months ended March 31, 2015, certain amounts related to foreign currency gains and losses, including the remeasurement loss related to Venezuelan subsidiaries in 2015, and the settlement of foreign currency forward contracts were misclassified on the Condensed Consolidated Statement of Cash Flows.  The reclassification of these items resulted in an increase in cash used in operating activities of $6 million, an increase to cash used in investing activities of $32 million, and a decrease of $38 million due to the effect of foreign currency exchange rate changes in cash.

Additionally, certain amounts related to compensating balance arrangements were misclassified in the Condensed Consolidated Balance Sheet and Condensed Consolidated Statement of Cash Flows. The reclassification resulted in $14 million decrease in financing activities, $36 million decrease in Cash and cash equivalents beginning of period, and $50 million decrease in Cash and cash equivalents end of period.

(3)

2016 primarily consists of depreciation and amortization of $62 million, profit sharing expense of $7 million, loss on sale of businesses of $3 million, a remeasurement loss of $2 million, partially offset by excess tax benefits related to stock based compensation of $7 million. 2015 primarily consists of depreciation and amortization of $73 million, deferred tax expense of $16 million, and profit sharing expense of $10 million.

(4)	During the first quarter of 2015, the Company received the tax refund of $235 million related to the Settlement agreement payment.
(5)

Free cash flow does not represent residual cash available for discretionary expenditures, including mandatory debt servicing requirements or non-discretionary expenditures that are not deducted from this measure.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

RECONCILIATION OF U.S. GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS TO

NON-U.S. GAAP ADJUSTED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

NON-U.S. GAAP ADJUSTED EBITDA(1)

(Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,
	2016			2015
	U.S. GAAP As Reported	Less: Special Items(2)	Non-U.S. GAAP Adjusted	U.S. GAAP As Reported	Less: Special Items(2)	Non-U.S. GAAP Adjusted

Net sales	$1,590.6	$—	$1,590.6	$1,746.4	$—	$1,746.4
Cost of sales	1,001.3	(1.2)	1,000.1	1,096.8	(0.9)	1,095.9
Gross profit	589.3	1.2	590.5	649.6	0.9	650.5
As a % of total net sales	37.0%		37.1%	37.2%		37.2%
Selling, general and administrative expenses	396.0	(6.1)	389.9	427.8	(8.7)	419.1
As a % of total net sales	24.9%		24.5%	24.5%		24.0%
Amortization expense of intangible assets acquired	21.4	—	21.4	22.6	—	22.6
Stock appreciation rights expense	0.3	(0.3)	—	2.9	(2.9)	—
Restructuring and other charges	—	—	—	12.7	(12.7)	—
Operating profit	171.6	7.6	179.2	183.6	25.2	208.8
As a % of total net sales	10.8%		11.3%	10.5%		12.0%
Interest expense	(54.7)	—	(54.7)	(58.5)	—	(58.5)
Foreign currency exchange loss related to Venezuelan subsidiaries	(1.7)	1.7	—	0.8	(0.8)	—
Other (expense) income, net	(2.9)	3.4	0.5	5.4	(2.5)	2.9
Earnings before income tax provision	112.3	12.7	125.0	131.3	21.9	153.2
Income tax provision	20.4	6.4	26.8	34.1	4.5	38.6
Effective income tax rate(3)	18.2%		21.5%	26.0%		25.2%
Net income	$91.9	6.3	$98.2	$97.2	$17.4	$114.6
Net earnings per common share(4):
Diluted:	$0.46	$0.04	$0.50	$0.46	$0.08	$0.54

Weighted average number of common shares outstanding:
Diluted	197.0	197.0	197.0	211.7	211.7	211.7

Non-U.S. GAAP Adjusted EBITDA:
Non-U.S. GAAP Adjusted Operating Profit			$179.2			$208.8
Other income (expense), net			0.5			2.9
Depreciation and amortization(5)			63.5			73.1
Write down of non-strategic assets, included in depreciation and amortization			(0.1)			(0.6)
Non-U.S. GAAP Adjusted EBITDA			$243.1			$284.2
As a % of total net sales			15.3%			16.3%

__________________

(1)

The supplementary information included in this press release for 2016 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q  with the Securities and Exchange Commission.

(2)

Special items are certain specified infrequent, non-operational or one-time costs/credits that are included in our U.S. GAAP reported results. These special items include restructuring and other associated costs, foreign currency exchange losses related to Venezuelan subsidiaries, stock appreciation rights (“SARs”) expense, and gains/losses on sale of businesses.

(3)	Our Adjusted Tax Rate is defined as the effective income tax rate on Non-U.S. GAAP Adjusted Net Earnings.
(4)	Net earnings per common share are calculated under two-class method. See our Annual Report on Form 10-K for period ended December 31, 2015 for more information on the two-class method.
(5)	Depreciation and amortization includes:

	Three Months Ended
	March 31,
	2016	2015
Depreciation of property, plant and equipment	$27.7	$32.2
Amortization of intangible assets acquired	21.4	22.6
Amortization of deferred share-based compensation	14.4	18.3
Total	$63.5	$73.1

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

SEGMENT INFORMATION(1)

(Unaudited)

(In millions)

	Three Months Ended
	March 31,		%
	2016	2015(2)	Change

Net Sales:
Food Care	$764.7	$879.8	(13.1)%
As a % of Total Company net sales	48.1%	50.4%
Diversey Care	441.4	467.9	(5.7)%
As a % of Total Company net sales	27.8%	26.8%
Product Care	367.2	379.9	(3.3)%
As a % of Total Company net sales	23.1%	21.8%
Total Reportable Segments Net Sales	1,573.3	1,727.6	(8.9)%
Other	17.3	18.8	(8.0)%
Total Company Net Sales	$1,590.6	$1,746.4	(8.9)%

	Three Months Ended
	March 31,		%
	2016	2015(2)	Change

Adjusted EBITDA:
Food Care	$147.8	$190.5	(22.4)%
Adjusted EBITDA Margin	19.3%	21.7%
Diversey Care	36.3	41.1	(11.7)%
Adjusted EBITDA Margin	8.2%	8.8%
Product Care	77.1	76.4	0.9%
Adjusted EBITDA Margin	21.0%	20.1%
Total Reportable Segments Adjusted EBITDA	261.2	308.0	(15.2)%
Other	(18.1)	(23.8)	(23.9)%
Non-U.S. GAAP Total Company Adjusted EBITDA	$243.1	$284.2	(14.5)%
Adjusted EBITDA Margin	15.3%	16.3%

(1)

The supplementary information included in this press release for 2016 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q  with the Securities and Exchange Commission.

(2)

As of January 1, 2016, our Kevothermal business was moved from Other to our Product Care division. This resulted in a reclassification of $3 million of net sales and $1 million of adjusted EBITDA for the three months ended March 31, 2015.

SEALED AIR CORPORATION

SEGMENT INFORMATION – CONTINUED

SUPPLEMENTARY INFORMATION(1)

RECONCILIATION OF NON-U.S. GAAP TOTAL COMPANY ADJUSTED EBITDA TO

U.S. GAAP NET EARNINGS FROM CONTINUING OPERATIONS

(Unaudited)

(In millions)

	Three Months Ended
	March 31,
	2016	2015

Non-U.S. GAAP Total Company Adjusted EBITDA	$243.1	$284.2
Depreciation and amortization (2)	(63.5)	(73.1)
Special items(3):
Accelerated depreciation of non-strategic assets related to restructuring programs	—	0.6
Restructuring and other charges(4)	—	(12.7)
Other restructuring associated costs included in cost of sales and selling, general and administrative expenses	(6.1)	(8.6)
SARs	(0.3)	(2.9)
Gain from sale of building in connection with relocation	—	3.5
Foreign currency exchange (loss) gains related to Venezuelan subsidiaries	(1.7)	0.8
Loss from sale of European food trays business	(1.6)	—
Other	(2.9)	(2.0)
Interest expense	(54.7)	(58.5)
Income tax provision	20.4	34.1
U.S. GAAP net income	$91.9	$97.2

(1)

The supplementary information included in this press release for 2016 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q  with the Securities and Exchange Commission.

(2)	Depreciation and amortization by segment are as follows:

	Three Months Ended
	March 31,
	2016	2015

Food Care	$25.7	$28.5
Diversey Care	23.0	26.1
Product Care	9.6	10.1
Total reportable segments	58.3	64.7
Other	5.2	8.4
Total Company depreciation and amortization	$63.5	$73.1

(3)

Includes items we consider unusual or special items. See Note 2 of “Reconciliation of U.S. GAAP Condensed Consolidated Statements of Operations to Non-U.S. GAAP Adjusted Condensed Consolidated Statements of Operations and Non-U.S. GAAP Adjusted EBITDA,” for further information.

(4)	Restructuring and other charges by segment is as follows:
	Three Months Ended
	March 31,
	2016	2015

Food Care	$—	$6.9
Diversey Care	—	3.2
Product Care	—	2.6
Total reportable segments	—	12.7
Other	—	—
Total Company restructuring and other charges	$—	$12.7

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

COMPONENTS OF CHANGE IN NET SALES BY SEGMENT(1)

	Three Months Ended March 31 (Unaudited)
(In millions)	Food Care		Diversey Care		Product Care(4)		Other(4)		Total Company
2015 Net Sales	$879.8		$467.9		$379.9		$18.8		$1,746.4

Volume - Units	12.8	1.5%	(1.1)	(0.3)%	3.7	1.0%	(0.9)	(4.8)%	14.5	0.8%
Price/mix (2)	5.9	0.7%	7.9	1.7%	(4.8)	(1.3)%	0.8	4.3%	9.8	0.6%
Divestitures	(67.1)	(7.6)%	—	—%	—	—%	—	—%	(67.1)	(3.8)%
Total constant dollar change (Non-U.S. GAAP)(3)	(48.4)	(5.4)%	6.8	1.4%	(1.1)	(0.3)%	(0.1)	(0.5)%	(42.8)	(2.4)%
Foreign currency translation	(66.7)	(7.7)%	(33.3)	(7.1)%	(11.6)	(3.0)%	(1.4)	(7.5)%	(113.0)	(6.5)%
Total change (U.S. GAAP)	(115.1)	(13.1)%	(26.5)	(5.7)%	(12.7)	(3.3)%	(1.5)	(8.0)%	(155.8)	(8.9)%

2016 Net Sales	$764.7		$441.4		$367.2		$17.3		$1,590.6

COMPONENTS OF ORGANIC CHANGE IN NET SALES BY SEGMENT(1)

	Three Months Ended March 31 (Unaudited)
(In millions)	Food Care		Diversey Care		Product Care(4)		Other(4)		Total Company
2015 Net Sales	$879.8		$467.9		$379.9		$18.8		$1,746.4
Less: Divestitures	(67.1)		—		—		—		(67.1)
2015 Net Sales, Excluding Divestitures (Non-US GAAP)	812.7		467.9		379.9		18.8		1,679.3

Volume - Units	12.8	1.6%	(1.1)	(0.3)%	3.7	1.0%	(0.9)	(4.8)%	14.5	0.9%
Price/mix (2)	5.9	0.7%	7.9	1.7%	(4.8)	(1.3)%	0.8	4.3%	9.8	0.6%
Total Organic change (Non-US GAAP) (3)	18.7	2.3%	6.8	1.4%	(1.1)	(0.3)%	(0.1)	(0.5)%	24.3	1.5%
Foreign Currency Translation	(66.7)	(8.2)%	(33.3)	(7.1)%	(11.6)	(3.0)%	(1.4)	(7.5)%	(113.0)	(6.7)%
Total change (Non-US GAAP)	(48.0)	(5.9)%	(26.5)	(5.7)%	(12.7)	(3.3)%	(1.5)	(8.0)%	(88.7)	(5.2)%

2016 Net Sales	$764.7		$441.4		$367.2		$17.3		$1,590.6

________________________

(1)

The supplementary information included in this press release for 2016 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q  with the Securities and Exchange Commission.

(2)

Our price/mix reported above includes the net impact of our pricing actions and rebates as well as the period-to-period change in the mix of products sold. Also included in our reported price/mix is the net effect of some of our customers purchasing our products in non-U.S. dollar or euro denominated countries at selling prices denominated in U.S. dollars or euros. This primarily arises when we export products from the U.S. and euro-zone countries.

(3)

Changes in these items excluding the impact of foreign currency translation are non-U.S. GAAP financial measures. Since we are a U.S. domiciled company, we translate our foreign-currency-denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

(4)

As of January 1, 2016, our Kevothermal business was moved from Other to our Product Care division. This resulted in a reclassification of $3 million of net sales and $1 million of adjusted EBITDA for the three months ended March 31, 2015.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

COMPONENTS OF CHANGE IN NET SALES BY REGION(1)(2)

	Three Months Ended March 31 (Unaudited)
(In millions)	North America		EMEA(3)		Latin America		APAC(4)		Total
2015 Net Sales(1)	$737.1		$580.7		$177.8		$250.8		$1,746.4

Volume - Units	6.8	0.9%	14.8	2.5%	(8.1)	(4.6)%	1.0	0.4%	14.5	0.8%
Price/mix	(20.3)	(2.8)%	4.6	0.8%	24.5	13.8%	1.0	0.4%	9.8	0.6%
Divestitures	(52.9)	(7.2)%	(14.2)	(2.4)%	—	—%	—	—%	(67.1)	(3.8)%
Total constant dollar change (Non-U.S. GAAP)	(66.4)	(9.1)%	5.2	0.9%	16.4	9.2%	2.0	0.8%	(42.8)	(2.4)%
Foreign currency translation	(6.7)	(0.8)%	(38.0)	(6.5)%	(49.8)	(28.0)%	(18.5)	(7.4)%	(113.0)	(6.5)%
Total change (U.S. GAAP)	(73.1)	(9.9)%	(32.8)	(5.6)%	(33.4)	(18.8)%	(16.5)	(6.6)%	(155.8)	(8.9)%

2016 Net Sales	$664.0		$547.9		$144.4		$234.3		$1,590.6

COMPONENTS OF ORGANIC CHANGE IN NET SALES BY REGION(1)(2)

	Three Months Ended March 31 (Unaudited)
(In millions)	North America		EMEA(3)		Latin America		APAC(4)		Total
2015 Net Sales	$737.1		$580.7		$177.8		$250.8		$1,746.4
Less: Divestitures	(52.9)		(14.2)		—		—		(67.1)
2015 Net Sales, Excluding Divestitures (Non-US GAAP)	684.2		566.5		177.8		250.8		1,679.3

Volume - Units	6.8	1.0%	14.8	2.6%	(8.1)	(4.6)%	1.0	0.4%	14.5	0.9%
Price/mix	(20.3)	(3.0)%	4.6	0.8%	24.5	13.8%	1.0	0.4%	9.8	0.6%
Total Organic change (Non-US GAAP) (3)	(13.5)	(2.0)%	19.4	3.4%	16.4	9.2%	2.0	0.8%	24.3	1.5%
Foreign Currency Translation	(6.7)	(1.0)%	(38.0)	(6.7)%	(49.8)	(28.0)%	(18.5)	(7.4)%	(113.0)	(6.7)%
Total change (Non-US GAAP)	(20.2)	(3.0)%	(18.6)	(3.3)%	(33.4)	(18.8)%	(16.5)	(6.6)%	(88.7)	(5.2)%

2016 Net Sales	$664.0		$547.9		$144.4		$234.3		$1,590.6

      ________________________

(1)

The supplementary information included in this press release for 2016 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q  with the Securities and Exchange Commission.

(2)

During the second quarter of 2015, the Company underwent a reorganization of its Asia, Middle East, Africa and Turkey region (AMAT).  This reorganization involved the transition of the AMAT region to an Asia Pacific region (APAC) and moving the Middle East, Africa and Turkey countries into the Company’s existing European regional organization (EMEA).

(3)	EMEA consists of Europe, Middle East, Africa and Turkey.
(4)	APAC refers collectively to our Asia Pacific region. This region consists of i) Greater China, ii) India/Southeast Asia and iii) Australia, New Zealand, Japan and Korea.